EXHIBIT 5.9

LIMITED POWER OF ATTORNEY

I, UMESH TIM SINGH, (the “Undersigned”) on behalf of GIVBUX, INC. a Nevada corporation (the “Corporation”) hereby appoint JOHN E. DOLKART, JR. (the “Attorney-in- Fact”) to act as attorney in-fact with regard to the following legal matters:

1)	To sign on behalf of Umesh Tim Singh who is currently travelling internationally documents for an investment transaction with Kipps Bay, LP, a New York limited liability company;

2)	To take any other actions necessary and proper for the Corporation as legal counsel.

The Attorney-in-Fact agrees to accept this appointment subject to its terms as expressed herein and agrees to act and perform in said fiduciary capacity consistent with the best interest of the undersigned, in regard to the matters contemplated hereby, as attorney-in-fact in its discretion as deemed advisable.

This limited power of attorney is effective upon execution and may be revoked at any time by either the Undersigned or the Attorney-in-Fact upon written notice to the other. This limited power of attorney shall automatically be revoked upon the termination, removal or death of either the Undersigned or the Attorney-in-Fact.

Any person(s) relying on this limited power of attorney shall have full rights to accept and reply upon the authority of the Attorney-in-Fact until in receipt of actual notice of revocation by the Undersigned.

This Power of Attorney shall automatically expire upon the closing of the transaction or upon the expiration of 30 days unless terminated in writing by GivBux, Inc.

SIGNED:
BY:	Umesh Tim Singh, President
FOR:	GivBux, Inc.
DATED:	May 7, 2025

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